UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2015

MERIDIAN WASTE SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

New York	001-13984	13-3832215
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

12540 Broadwell Road, Suite 1203
Milton, GA 30004
 (Address of principal executive offices)

(678) 871-7457
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective August 6, 2015, Meridian Waste Solutions, Inc. (the “Company”) closed a Note and Warrant Purchase Agreement and Security Agreement (the “Note Purchase Agreement”) by and among the Company, Here to Serve - Missouri Waste Division, LLC (“Missouri Waste”), Here to Serve - Georgia Waste Division, LLC (“Georgia Waste”),  Meridian Land Company, LLC (“Meridian Land”, and together with Missouri Waste, Georgia Waste and each other person joined thereto as an issuer from time to time, collectively, the “Issuers”), certain other subsidiaries of the Company, the purchasers from time to time party thereto (collectively, the “Purchasers”) and Praesidian Capital Opportunity Fund III, LP, a Delaware limited partnership (“Fund III”) as agent for the Purchasers (in such capacity, together with its permitted successors and assigns, the “Agent”).  Pursuant to the Note Purchase Agreement, the Issuers agreed to sell to the Purchasers, and the Purchasers agreed to purchase from the Issuers, term notes in the aggregate principal amount of up to $13,670,000 bearing interest at 14.00% per annum, comprised of a cash component of 12.5% and a paid-in-kind component of 1.5%, upon the terms and conditions set forth in the Note Purchase Agreement.  An initial amount of $10,845,000 was funded by the Purchasers to the Company at the closing of the Note Purchase Agreement in the form of four term notes (the “Notes”).  Additionally, upon request by the Company made in accordance with the Note Purchase Agreement, prior to August 19, 2015 or such later date as the parties to the Note Purchase Agreement shall agree, the Purchasers shall issue an additional note in the amount of $2,825,000 (the “Delayed Draw Note”). With respect to all notes issued pursuant to the Note Purchase Agreement, prepayment premiums of 3%, 2% and 1% shall apply until the first anniversary, second anniversary and third anniversary, respectively, of the closing date of the Note Purchase Agreement. Payment obligations are subject to acceleration upon the occurrence of events of default under the Note Purchase Agreement; however, some of such events of default are subject to cure provisions.

In connection with the closing of the Note Purchase Agreement, the Company has paid the following fees: (i) closing date transaction fee to Fund III in the amount of $216,900; (ii) additional fees for Purchasers’ out-of-pocket expenses, including due diligence and legal fees, in the amount of $307,000; and (iii) a commission in the amount of $341,750 paid to a FINRA-registered broker-dealer who provided services to the Company in connection with the Note Purchase Agreement. Additionally, a delayed draw transaction fee of $56,500 will be owed upon, and subject to, the issuance of the Delayed Draw Note.

The amounts borrowed pursuant to the Notes are secured by a first position security interest in substantially all of the Company’s assets in favor of Agent, in accordance with the Note Purchase Agreement.

In connection with the Note Purchase Agreement, on August 6, 2015, the Company issued that certain Warrant to Fund III for the purchase of 931,826 shares of the Company’s common stock and that certain Warrant to Praesidian Capital Opportunity Fund III-a, LP for the purchase of 361,196 shares of the Company’s common stock (each, a “Warrant” and, collectively, the “Warrants”).  Pursuant to the terms and conditions of the Warrants, the exercise price for the shares of the Company’s common stock issuable thereunder (the “Warrant Shares”) is $0.025 per share and the number of Warrant Shares is subject to adjustment for diluting issuances as set forth in the Warrants. The Warrant provides for cashless exercise under which the holder will receive from the Company an amount of Warrant Shares equal to (A) the amount of Warrant Shares as to which the Warrant is being exercised minus (B) the amount of Warrant Shares having a value, based on the Market Price (as defined in the Warrant) on the trading day immediately prior to the date of such exercise, equal to the exercise amount, The expiration date for the Warrants is August 6, 2023. The Warrant Shares may be “put” to the Company for purchase or “called” by the Company for sale upon the occurrence of certain events, including the termination of the Note Purchase Agreement.  The Warrants grant certain registration rights, including piggyback registration rights and registration under Form S-3, for and so long as the Company is qualified.

As additional security, as a condition to the Note Purchase Agreement, the Company pledged its ownership interests in its subsidiaries, including the Issuers, pursuant to a Pledge Agreement entered into as of August 6, 2015 (the “Pledge Agreement”).

The above descriptions of the Note Purchase Agreement, Notes, Warrants and Pledge Agreement do not purport to be complete and are qualified in their entirety by the full text of the documents themselves.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 1.01 above is hereby incorporated by reference.

Item 3.02 Unregistered Sales of Equity Securities.

Item 1.01 above is hereby incorporated by reference.

The securities underlying the Warrants were not registered under the Securities Act of 1933, as amended (the “Securities Act”). These securities qualified for exemption under Section 4(2) of the Securities Act since the issuance of securities by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of securities offered. We did not undertake an offering in which we sold a high number of securities to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) of the Securities Act as they agreed to and received share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERIDIAN WASTE SOLUTIONS, INC.

Date: August 12, 2015	By:	/s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Chief Executive Officer